
                                                                                                              Exhibit 12.1

                                                Interpool, Inc. and Subsidiaries
                                                   Statement of Computation of
                                               Ratios of Earnings to Fixed Charges

                                                                                                              Three Months
                                                           Year Ended December 31,                           Ended March 31,
                                  -------------- --------- -------------------------------- -------------    ---------------

                                      1997           1998          1999           2000          2001        2001        2002
                                      ----           ----          ----           ----          ----        ----        ----
                                                         (in thousands, except per share amounts)
Earnings:
Income from continuing operations
before provision for income taxes,
results from discontinued
operations, cumulative effect of
change in accounting principle
and extraordinary items.........    $37,070        $42,854       $23,725        $49,975        $49,723    $13,915     $12,533

Add:  Fixed charges (1)..........    55,892         65,872        67,599         89,818        105,720     27,845      25,692
                                     ------         ------        ------         ------        -------     ------      ------
                                     92,962        108,726        91,324        139,793        155,443     41,760      38,225
                                     ======        =======        ======        =======        =======     ======      ======
Fixed charges interest expense...    53,132         62,846        64,429         84,596         95,044     24,589      23,346
Interest portion of rent expense.     2,760          3,026         3,170          5,222         10,676      3,256       2,346
                                      -----          -----         -----          -----         ------      -----       -----
Total fixed charges..............    55,892         65,872        67,599         89,818        105,720     27,845      25,692
                                     ======         ======        ======         ======        =======     ======      ======
Fixed charge coverage............     1.7 x          1.7 x         1.4 x          1.6 x          1.5 x      1.5 x       1.5 x
                                      =====          =====         =====          =====          =====      =====       =====

(1) "Fixed charges" consist of interest on indebtedness and the portion of rental expense which represents interest.